                                                                    EXHIBIT 99.1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia

We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. as of December 31, 2003 and 2002, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                     /s/ Cherry, Bekaert & Holland, L.L.P.

Augusta, Georgia
March 4, 2004

                        GEORGIA-CAROLINA BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2003 AND 2002
                (dollars in thousands, except per share amounts)

                                                                        2003       2002
                                                                      --------   --------
                          ASSETS

Cash and due from banks                                               $  6,596   $  7,520
Federal funds sold                                                       8,470        507
Securities available-for-sale                                           34,511     27,346
Loans, net of allowance for loan losses                                173,203    142,934
Loans held for sale                                                     32,419     67,927
Bank premises and fixed assets                                           7,123      7,171
Accrued interest receivable                                              1,126      1,245
Foreclosed real estate, net of allowance                                    59        305
Deferred tax asset, net                                                    806        449
Federal Home Loan Bank Stock                                             1,083      1,570
Other assets                                                               629        388
                                                                      --------   --------
          TOTAL ASSETS                                                $266,025   $257,362
                                                                      ========   ========

               LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
     Non-interest bearing                                             $ 26,326   $ 22,512
     Interest-bearing:
          NOW accounts                                                  31,161     22,703
          Savings                                                       64,001     30,763
          Money market accounts                                          9,508     11,665
          Time deposits of $100,000, and over                           39,986     48,709
          Other time deposits                                           50,674     65,267
                                                                      --------   --------
               Total deposits                                          221,656    201,619
Other liabilities, borrowings and retail agreements                     22,505     38,848
                                                                      --------   --------
               TOTAL LIABILITIES                                       244,161    240,467
                                                                      --------   --------

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY(1)
     Preferred stock, par value $.001; 1,000,000 shares authorized;
        none issued                                                          -          -
     Common stock, par value $.001; 9,000,000 shares authorized;
        2,636,510 and 2,615,580 shares issued and outstanding                2          1
     Additional paid-in capital                                         13,461     13,294
     Retained earnings                                                   8,227      3,196
     Accumulated other comprehensive income                                174        404
                                                                      --------   --------
               Total shareholders' equity                               21,864     16,895
                                                                      --------   --------

               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $266,025   $257,362
                                                                      ========   ========

(1) Adjusted to reflect the 2-for-1 common stock split effected January 30, 2004.

The accompanying notes are an integral part of these financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                (dollars in thousands, except per share amounts)

                                                                 2003      2002      2001
                                                                -------   -------   -------
INTEREST INCOME
     Interest and fees on loans                                 $13,956   $12,063   $10,464
     Interest on taxable securities                               1,144     1,289     1,106
     Interest on nontaxable securities                               55         7         -
     Interest on Federal funds sold                                   4         9        18
                                                                -------   -------   -------
          TOTAL INTEREST INCOME                                  15,159    13,368    11,588
                                                                -------   -------   -------

INTEREST EXPENSE
     Interest on time deposits of $100,000 or more                1,122     1,595     1,783
     Interest on other deposits                                   3,257     3,145     3,496
     Interest on funds purchased and other borrowings               532       432       986
                                                                -------   -------   -------
          TOTAL INTEREST EXPENSE                                  4,911     5,172     6,265
                                                                -------   -------   -------

          NET INTEREST INCOME                                    10,248     8,196     5,323

PROVISION FOR LOAN LOSSES                                           880       451     1,106
                                                                -------   -------   -------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     9,368     7,745     4,217
                                                                -------   -------   -------
NONINTEREST INCOME
     Service charges on deposits                                    733       564       480
     Other income                                                   230        14       170
     Gain on sale of mortgage loans                              14,577     9,819     8,470
                                                                -------   -------   -------
                                                                 15,540    10,397     9,120
                                                                -------   -------   -------

NONINTEREST EXPENSE
     Salaries and employee benefits                              11,270     8,502     7,246
     Occupancy expenses                                           1,165     1,016       926
     Other expenses                                               4,068     3,361     2,622
                                                                -------   -------   -------
                                                                 16,503    12,879    10,794
                                                                -------   -------   -------

INCOME BEFORE INCOME TAXES                                        8,405     5,263     2,543

INCOME TAX EXPENSE                                                3,373     1,932       868
                                                                -------   -------   -------

          NET INCOME                                            $ 5,032   $ 3,331   $ 1,675
                                                                =======   =======   =======

EARNINGS PER SHARE(1)
     Basic                                                      $  1.92   $  1.28   $  0.65
                                                                =======   =======   =======
     Diluted                                                    $  1.77   $  1.19   $  0.61
                                                                =======   =======   =======

(1) Adjusted to reflect the 2-for-1 common stock split effected January 30, 2004.

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                (dollars in thousands, except per share amounts)

                                                         2003       2002      2001
                                                       -------    -------   -------
Net income                                             $ 5,032    $ 3,331   $ 1,675

Unrealized holding gain (loss) arising during
   period less reclassification adjustment for gains
   and losses included in net income, net of tax          (230)       238       259
                                                       -------    -------   -------

Comprehensive income                                   $ 4,802    $ 3,569   $ 1,934
                                                       =======    =======   =======

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                (dollars in thousands, except per share amounts)

                                                                                    Accumulated
                                     Common      Common     Additional                Other           Total
                                      Stock       Stock      Paid-in    Retained   Comprehensive   Shareholders'
                                     Shares     Par Value    Capital    Earnings      Income          Equity
                                    ---------   ---------   ---------   ---------  -------------   -------------
BALANCE, DECEMBER 31, 2000            935,750           1      10,228       1,091          (93)        11,227

Net income                                  -           -           -       1,675            -          1,675

Change in unrealized gain
  (loss) on securities available-
  for-sale, net of deferred taxes           -           -           -           -          259            259

Stock split effected in the form
  of a stock dividend                 187,387           -           -           -            -              -

Issuance of stock for
  Compensation                          4,077           -          39           -            -             39
                                    ---------   ---------   ---------   ---------    ---------      ---------
BALANCE, DECEMBER 31, 2001          1,127,214           1      10,267       2,766          166         13,200

Net income                                  -           -           -       3,331            -          3,331

Change in unrealized gain on
  securities available-for-sale,
  net of deferred taxes                     -           -           -           -          238            238

Stock dividend                        170,523           -       2,901      (2,901)           -              -

Proceeds from exercise of
  stock options                         4,000           -          44           -            -             44

Issuance of stock for
  Compensation                          6,053           -          82           -            -             82
                                    ---------   ---------   ---------   ---------    ---------      ---------

BALANCE, DECEMBER 31, 2002          1,307,790           1      13,294       3,196          404         16,895

Net income                                  -           -           -       5,032            -          5,032

Change in unrealized gain on
  securities available-for-sale,
  net of deferred taxes                     -           -           -           -         (230)          (230)

Stock split effected in the form
  of a stock dividend               1,318,255           1           -          (1)           -              -

Proceeds from exercise of
  stock options                         6,000           -          65           -            -             65

Issuance of stock for
  Compensation                          4,465           -         102           -            -            102
                                    ---------   ---------   ---------   ---------    ---------      ---------
BALANCE, DECEMBER 31, 2003          2,636,510   $       2   $  13,461   $   8,227    $     174      $  21,864
                                    =========   =========   =========   =========    =========      =========

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                (dollars in thousands, except per share amounts)

                                                                       2003        2002        2001
                                                                     --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                      $  5,032    $  3,331    $  1,675
     Adjustments to reconcile net income to net cash
        Used in operating activities:
          Depreciation and amortization                                   486         443         388
          Provision for loan losses                                       880         451       1,106
          Stock compensation                                              103          82          39
          Deferred income tax                                            (225)       (210)       (332)
          Net originations, proceeds and gain
             on loans originated for sale                              35,508      (9,191)    (41,126)
          (Increase) decrease in accrued interest
             receivable                                                   119        (153)       (496)
          (Decrease) increase in accrued interest
             payable                                                     (579)       (883)      1,151
          Net change in other assets and liabilities                     (312)       (532)      1,287
                                                                     --------    --------    --------
               NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES     41,012      (6,662)    (36,308)
                                                                     --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
     (Increase) decrease in Federal funds sold                         (7,963)       (105)       (402)
     Loan originations and collections, net                           (31,659)    (31,002)    (42,169)
     Purchases of available-for-sale securities                       (21,991)    (14,988)    (16,540)
     Proceeds from maturities, sales, and calls of
          available-for-sale securities                                14,951       7,587      10,137
     Proceeds from sale of foreclosed real estate                         815         741         100
     Net additions  to premises and equipment                            (438)       (778)     (1,819)
                                                                     --------    --------    --------
               NET CASH USED IN INVESTING ACTIVITIES                  (46,285)    (38,545)    (50,693)
                                                                     --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits and funds purchased                       4,284      49,367      84,795
     Proceeds from stock options exercised                                 65          44           -
                                                                     --------    --------    --------

               NET CASH PROVIDED BY FINANCING ACTIVITIES                4,349      49,411      84,795
                                                                     --------    --------    --------

               NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS        (924)      4,204      (2,206)

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                            7,520       3,316       5,522
                                                                     --------    --------    --------

CASH AND DUE FROM BANKS AT END OF YEAR                               $  6,596    $  7,520    $  3,316
                                                                     ========    ========    ========

The accompanying notes are an integral part of these financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Georgia-Carolina Bancshares, Inc. (the "Company") is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the "Bank"). The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia, and the surrounding area. Most of the Bank's loans and loan commitments have been granted to customers in the Columbia, Richmond, and McDuffie County, Georgia areas. Many of the Bank's loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas and the Jacksonville and Orlando, Florida. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

On December 17, 2003 the Company's Board of Directors approved a two-for-one stock split of the Company's common stock to be effected in the form of a stock dividend, payable on January 30, 2004 to shareholders of record on January 5, 2004. Per share information throughout the financial statements and note disclosures reflects this stock split, with prior period amounts being restated to reflect the effects of the stock split.

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - A substantial portion of the Bank's loan portfolio is to customers in the Thomson and Augusta, Georgia market areas. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

CASH AND DUE FROM BANKS - For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

INVESTMENT SECURITIES - The Bank's investments in securities are classified and accounted for as follows:

Securities available-for-sale - Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

Securities held-to-maturity - Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The Bank has not classified any securities as trading.

Gains and losses on the sale of securities are determined using the specific-identification method. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary results in write-downs of individual securities to their fair value.

LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans which is recognized as income over the term of the loan using a method that approximates a level yield.

Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. As the mortgage loans originated are individually pre-approved by the secondary market investors, the Bank is subject to minimal interest rate and credit risk on these loans as the Bank only holds the loans temporarily as funding is completed.

Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

The accrual of interest on impaired loans is discontinued when, in management's judgment, the borrower may be unable to meet payments as due. Management applies this criteria to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower's ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

FORECLOSED REAL ESTATE - Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the property less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.

BANK PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to forty years.

INCOME TAXES - Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

EARNINGS PER SHARE - Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company's outstanding stock options are the primary cause of the Company's diluted earnings per share.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

Cash and due from banks, Federal funds sold and interest-bearing deposits in banks - Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.

Available-for-sale and held-to-maturity securities - Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

Loans - Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

Deposit liabilities, other borrowings and retail agreements - Due to the short-term nature of demand and savings accounts and retail agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value and no fair value has been assigned to these instruments.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation utilizing the intrinsic value method. See Note 10 for additional information regarding the Company's stock-based compensation plan. Presented below is certain actual financial information of the Company with comparative proforma information determined as if the Company had accounted for the stock-based compensation utilizing the fair-value method (in thousands, except per share amounts).

                                                                                  2003       2002        2001
                                                                               ---------   ---------   ---------
Net income as reported                                                         $   5,032   $   3,331   $   1,675

Earnings per share as reported
     Basic:                                                                    $    1.92   $    1.28   $    0.65
     Diluted:                                                                  $    1.77   $    1.19   $    0.61

Stock-based employee compensation cost included in net income as reported      $       -   $       -   $       -

Stock-based employee compensation cost based on fair-value method              $     240   $     157   $     118

Proforma net income including stock-based compensation cost based on
  fair-value method                                                            $   4,792   $   3,174   $   1,557

Proforma earnings per share including stock-based compensation cost based on fair-value method
     Basic:                                                                    $    1.83   $    1.22   $    0.60
     Diluted:                                                                  $    1.68   $    1.13   $    0.57

NEW ACCOUNTING PRONOUNCEMENTS - In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". No. 141 addresses financial reporting for business combinations by specifying that all combinations are to be accounted for by using the purchase method. No. 142 addresses reporting for acquired goodwill and other intangible assets, but not those acquired in a business combination. The Company adopted the provisions of SFAS No. 142 effective January 1, 2002 and determined that the provisions of No. 142 did not have an impact on the financial position of the Company and results of operations upon adoption.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions", which amended SFAS No. 72, and No. 144 and FASB Interpretation No.9 to apply the purchase method of accounting for acquisitions of all or parts of a financial institution. The provisions of this Statement were adopted by the Company as of October 1, 2002 and the Company determined that this Statement did not have a significant impact on the Company's financial reporting or operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure", which provides alternative methods of transition for entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation. The provisions of SFAS No. 148 as adopted by the Company did not have a significant impact on the Company's financial reporting or operations.

In April 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amended and clarified financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The Statement is effective for contracts enforced into after June 30, 2003. The adoption of this Statement did not have a material effect on the Company's financial reporting or operations.

RECLASSIFICATIONS - Certain amounts in the prior period financial statements have been reclassified to conform to the 2003 presentation.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value amounts of securities owned as of December 31, are shown below:

                                                                2003
                                   --------------------------------------------------------------
                                                       Gross            Gross
                                                     Unrealized       Unrealized
                                   Amortized Cost      Gains            Losses         Fair Value
                                   --------------    ----------       ----------       ----------
                                                           (In thousands)
                                   --------------------------------------------------------------
Available-for-sale securities:
  U.S. Government and agency          $ 17,333        $    117         $      -         $ 17,450
  Mortgage-backed                       12,355              60                -           12,415
  Corporate obligations                  2,025             127                -            2,152
  State and municipal                    2,509               -              (15)           2,494
                                      --------        --------         --------         --------
                                      $ 34,222        $    304         $    (15)        $ 34,511
                                      ========        ========         ========         ========

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 2 - INVESTMENT SECURITIES (continued)

                                                                2002
                                     ------------------------------------------------------------
                                                       Gross            Gross
                                     Amortized       Unrealized       Unrealized
                                        Cost           Gains            Losses         Fair Value
                                     ---------       ----------       ----------       ----------
                                                           (In thousands)
                                     ------------------------------------------------------------
Available-for-sale securities:
  U.S. Government and agency          $ 13,093        $    334         $      -         $ 13,427
  Mortgage-backed                       10,558             198                -           10,756
  Corporate obligations                  2,044             129                -            2,173
  State and municipal                      999               -               (9)             990
                                      --------        --------         --------         --------
                                      $ 26,694        $    661         $     (9)        $ 27,346
                                      ========        ========         ========         ========

The amortized cost and fair value of securities as of December 31, 2003, by contractual maturity, are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty, therefore these securities are not included in the maturity categories in the following maturity summary.

                                               Securities
                                           Available-for-Sale
                                         ------------------------
                                         Amortized        Fair
                                            Cost          Value
                                         ---------       -------
                                              (In thousands)
                                         ------------------------
One year or less                          $ 1,002        $ 1,016
After one year through five years           9,704          9,824
After five years through ten years          9,734          9,824
After ten years                             1,427          1,432
Mortgage backed securities                 12,355         12,415
                                          -------        -------
                                          $34,222        $34,511
                                          =======        =======

Securities with a carrying amount of approximately $23.4 and $16.1 million at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes.

There were no material net realized gains (losses) on sales of securities during 2003, 2002, or 2001.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 3 - LOANS

The composition of loans is summarized as follows:

                                          December 31,
                                  ---------------------------
                                    2003              2002
                                  ---------         ---------
                                        (In thousands)
                                  ---------------------------
Commercial and industrial         $  24,552         $  24,105
Real estate - construction           37,201            26,117
Real estate - residential            99,179            79,374
Consumer                             15,500            15,832
                                  ---------         ---------
                                    176,432           145,428
Unearned income                         (65)              (58)
                                  ---------         ---------
                                    176,367           145,370
Allowance for loan losses            (3,164)           (2,436)
                                  ---------         ---------

     Loans, net                   $ 173,203         $ 142,934
                                  =========         =========

Changes in the allowance for loan losses were as follows:

                                                     December 31,
                                       ---------------------------------------
                                        2003            2002            2001
                                       -------         -------         -------
                                                    (In thousands)
                                       ---------------------------------------
Balance, beginning of year             $ 2,436         $ 2,187         $ 1,194
Provision charged to operations            880             451           1,106
Recoveries                                  54              11              11
Loans charged off                         (206)           (213)           (124)
                                       -------         -------         -------

        Balance, end of year           $ 3,164         $ 2,436         $ 2,187
                                       =======         =======         =======

Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $1,057,000 and $597,000 at December 31, 2003 and 2002, respectively. There was no significant reduction in interest income associated with non-accrual and renegotiated loans. There were no loans identified as impaired under SFAS 114 at December 31, 2003 or 2002.

At December 31, 2003, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $3,655,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 2003 and 2002:

                                        December 31,
                                    --------------------
                                     2003          2002
                                    ------        ------
                                      (In thousands)
                                    --------------------
Balance, beginning of year          $  910        $  490
Advances                             3,629           764
Repayments                             884           344
                                    ------        ------

        Balance, end of year        $3,655        $  910
                                    ======        ======

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 4 - FORECLOSED REAL ESTATE

A summary of foreclosed real estate is as follows:

                                            December 31,
                                   ----------------------------
                                   2003        2002        2001
                                   ----        ----        ----
                                          (In thousands)
                                   ----------------------------
Carrying amount of property        $ 59        $305        $383
Less: valuation allowance             -           -           -
                                   ----        ----        ----
                                   $ 59        $305        $383
                                   ====        ====        ====

The provision charged to income, net of recoveries and charge offs, amounted to approximately $0 for each of the years presented.

NOTE 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment consists of the following:

                                                December 31,
                                          -----------------------
                                           2003             2002
                                          -------         -------
                                              (In thousands)
                                          -----------------------
Land                                      $ 3,092         $ 3,092
Building and improvements                   3,424           3,305
Equipment, furniture and fixtures           2,993           2,629
Construction in progress                        -              58
                                          -------         -------
       Total cost                           9,509           9,084
Less accumulated depreciation              (2,386)         (1,913)
                                          -------         -------

       Premises and equipment, net        $ 7,123         $ 7,171
                                          =======         =======

Depreciation expense for the years ended December 31, 2003, 2002, and 2001 was approximately $486,000, $443,000, and $388,000, respectively.

NOTE 6 - DEPOSITS

At December 31, 2003, the scheduled maturities of time deposit liabilities were as follows:

                        (In thousands)
                        --------------
2004                        48,078
2005                        18,403
2006                        10,910
2007                         7,590
2008 and thereafter          5,679
                           -------

                           $90,660
                           =======

To manage the Bank's funding capabilities the Bank may also enter into retail deposit agreements with customers and may obtain short-term funding from other institutions. Retail deposit agreements

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 6 - DEPOSITS (continued)

with customers are generally secured by investment securities owned by the Bank. Retail agreements are established at prevailing market rates. Short-term funding from other institutions is generally overnight funding at current market rates.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

The Bank had available at December 31, 2003 and 2002, a warehouse line of credit through the Federal Home Loan Bank of Atlanta (FHLB) that provided the availability of up to $45 million and $65 million in advances to the Bank as of December 31, 2002 and 2003, respectively. As of December 31, 2003 and 2002, the Bank had outstanding advances on this warehouse line of approximately $18.6 million and $33.5 million, respectively. The advances are collateralized by Bank loans held-for-sale and 1-4 family loans. The weighted average interest rates on the outstanding advances were 1.42% and 1.80% as of December 31, 2003 and 2002, respectively. Maturity dates for the outstanding advances as of December 31, 2003, ranged from February 2 through April 5, 2004.

NOTE 8 - LINE OF CREDIT

The Company has a line of credit with a financial institution providing the Company the ability to draw $3 million at current market rates. The line matures January 2014. The balance drawn by the Company at December 31, 2003 was $1 million. The arrangement provides for the Company and Bank to comply with financial covenants related to capital levels, the allowance for loan losses, dividend payments and other financial matters. At December 31, 2003, the Company was in compliance with these covenants.

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank's Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank's matching contributions were approximately $142,000, $102,000, and $58,000, respectively, for each of the years in the three year period ended December 31, 2003.

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS

The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 2003, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                            Required to be
                                                                                                          Well-Capitalized
                                                                                  Required For               Under Prompt
                                                                                Capital Adequacy          Corrective Action
                                                        Actual                      Purposes                  Provisions
                                                ---------------------        --------------------       --------------------
                                                Amount         Ratio         Amount         Ratio       Amount         Ratio
                                                -------        ------        -------        -----       -------        ------
                                                                     (In thousands, except percentages)
                                                -----------------------------------------------------------------------------
AS OF DECEMBER 31, 2003
Total capital (to Risk Weighted Assets)
Bank                                            $25,215        11.98%        $16,844          8.0%      $21,055         10.0%
Consolidated                                    $24,331        11.89%        $16,844          8.0%      $     -            -

Tier 1 capital (to Risk Weighted Assets)
Bank                                            $22,577        10.72%        $ 8,422          4.0%      $12,633          6.0%
Consolidated                                    $21,691        10.38%        $ 8,422          4.0%      $     -            -

Tier 1 leverage  (to Average Assets)
Bank                                            $22,577         8.68%        $10,406          4.0%      $13,008          5.0%
Consolidated                                    $21,691         8.48%        $10,406          4.0%      $     -            -

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

                                                                                                            Required to be
                                                                                                          Well-Capitalized
                                                                                  Required For               Under Prompt
                                                                                Capital Adequacy          Corrective Action
                                                        Actual                      Purposes                  Provisions
                                                ---------------------        --------------------       --------------------
                                                Amount         Ratio         Amount         Ratio       Amount         Ratio
                                                -------        ------        -------        -----       -------        ------
                                                                     (In thousands, except percentages)
                                                -----------------------------------------------------------------------------
AS OF DECEMBER 31, 2002
Total capital (to Risk Weighted Assets)
Bank                                            $19,729        10.39%        $15,184          8.0%      $18,980         10.0%
Consolidated                                    $18,866         9.93%        $15,184          8.0%      $     -            -

Tier 1 capital (to Risk Weighted Assets)
Bank                                            $17,356         9.15%        $ 7,592          4.0%      $11,388          6.0%
Consolidated                                    $16,491         8.68%        $ 7,592          4.0%      $     -            -

Tier 1 leverage  (to Average Assets)
Bank                                            $17,356         7.17%        $ 9,687          4.0%      $12,109          5.0%
Consolidated                                    $16,491         6.81%        $ 9,687          4.0%      $     -            -

In 2001 the Company effected a six-for-five split of the common stock in the form of a 20% stock dividend. As a result, approximately $187 ($0.001 par for each share issued pursuant to the split) was transferred from retained earnings to the common stock. Cash was paid in lieu of fractional shares.

In 2002, the Company paid a 15% stock dividend. As a result, approximately $170 ($0.001 par for each share issued pursuant to the dividend) was transferred from retained earnings to common stock. Additionally, approximately $2.9 million was transferred from retained earnings to additional paid in capital based on the issuance price of the dividend of $17 per share. Cash was paid in lieu of fractional shares.

In 2003 the Company effected a two-for-one split of the common stock in the form of a 100% stock dividend. The dividend was payable on January 30, 2004 to shareholders of record on January 5, 2004. As a result, approximately $1,300 ($0.001 par for each share to be issued pursuant to the split) was transferred from retained earnings to the common stock.

During 1997 the Company adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers and key employees of the Company and subsidiary bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant. The maximum number of shares which may be reserved and made available-for-sale under the Plan is 276,000 shares, as adjusted for the Company's six-for-five split of the common stock, the 15% stock dividend, and the two-for-one stock split of the common stock.

The Plan provides for the grant of both incentive and nonqualified stock options on the Company's common stock. The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements and the

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

number of shares covered by each option, subject to the approval of the Company's Board of Directors.

As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", the Company has elected to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

Presentation of pro forma information regarding net income and earnings per share is presented in Note 1 to the financial statements, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement. The fair value for these options was estimated, for each of the years presented, at the date of grant using an option pricing model which included the following assumptions:

Dividend yield                                 1.0%
Volatility                                    10.0%
Risk-free rate                                 4.0%

In addition, the model assumed that each option was exercised in the initial year of vesting.

For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option's vesting period. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management's opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted, and generally provide for vesting over a four-year period. The Plan provides that vesting periods may not exceed ten years.

A summary of the Company's stock option activity, and related information, for the years ended December 31, 2003, 2002 and 2001 follows. Exercise price per share information is based on weighted averages.

                                      2003                          2002                          2001
                            -------------------------      ------------------------    -------------------------
                                  Exercise Price               Exercise Price               Exercise Price
                            Options         Per Share      Options        Per Share    Options         Per Share
                            -------         ---------      -------        ---------    -------         ---------
Outstanding -
  beginning of year         203,514         $   5.15       153,040        $   4.55      110,150        $   4.65
Granted                      48,190            15.05        50,474            6.99       42,890            4.29
Exercised                    (4,000)            4.39             -               -            -               -
Expired                           -                -             -               -            -               -
                            -------         --------       -------        --------      -------        --------
Outstanding -
  end of year               247,704         $   7.07       203,514        $   5.15      153,040        $   4.55
                            =======         ========       =======        ========      =======        ========

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

Stock options exercisable and the weighted-average exercise price at December 31, 2003, 2002 and 2001 follows:

                                             2003                   2002                2001
                                          --------               --------             --------
Options                                    149,390                119,626               70,486
Weighted-average exercise price           $   5.57               $   4.78             $   4.75

The estimated weighted-average fair value of options granted during the years ended December 31 are as follows (per option):

2003                                        $5.10
2002                                        $0.81
2001                                        $0.73

At December 31, 2003, options outstanding have exercise prices that range from $4.17 per share to $17.88 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2003 was approximately 90 months.

The Company had outstanding stock options from options granted prior to the 1997 Stock Option Plan. The options were non-transferable with the options exercised in the current year having an exercise price of twelve dollars per share. Through December 31, 2003 all of these options have been exercised or expired unexercised. No additional shares are available to be granted under this arrangement.

Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company's earnings per share for each of the following years ended December 31. Share amounts are weighted average amounts.

                                                                 2003
                                              ------------------------------------------
                                                Income           Shares
                                              (Numerator)     (Denominator)    Per Share
                                              -----------     -------------    ---------
                                               (Dollars in thousands, except per share)
                                              ------------------------------------------
BASIC EPS
Income available to common stockholders        $   5,032        2,624,842        $1.92

EFFECT OF STOCK OPTIONS OUTSTANDING                    -          223,394         0.15
                                               ---------        ---------        -----
DILUTED EPS
Income available to common stockholders
   plus conversions                            $   5,032        2,848,236        $1.77
                                               =========        =========        =====

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 10 - SHAREHOLDERS' EQUITY AND REGULATORY REQUIREMENTS (continued)

                                                                 2002
                                              ------------------------------------------
                                                Income           Shares
                                              (Numerator)     (Denominator)    Per Share
                                              -----------     -------------    ---------
                                               (Dollars in thousands, except per share)
                                              ------------------------------------------
BASIC EPS
Income available to common stockholders        $   3,331        2,602,930        $1.28

EFFECT OF STOCK OPTIONS OUTSTANDING                    -          211,514         0.09
                                               ---------        ---------        -----
DILUTED EPS
Income available to common stockholders
   plus conversions                            $   3,331        2,814,414        $1.19
                                               =========        =========        =====

                                                                 2001
                                              ------------------------------------------
                                                Income           Shares
                                              (Numerator)     (Denominator)    Per Share
                                              -----------     -------------    ---------
                                               (Dollars in thousands, except per share)
                                              ------------------------------------------
BASIC EPS
Income available to common stockholders        $   1,675        2,588,022        $0.65

EFFECT OF STOCK OPTIONS OUTSTANDING                    -          169,040         0.04
                                               ---------        ---------        -----
DILUTED EPS
Income available to common stockholders
   plus conversions                            $   1,675        2,757,062        $0.61
                                               =========        =========        =====

NOTE 11 - INCOME TAXES

The total income taxes in the statements of income for the years ended December 31, were as follows (in thousands):

                               2003            2002            2001
                              -------         -------         -------
Current tax                   $ 3,597         $ 2,044         $ 1,237
Deferred tax (benefit)           (224)           (112)           (369)
                              -------         -------         -------

                              $ 3,373         $ 1,932         $   868
                              =======         =======         =======

The Bank's provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 11 - INCOME TAXES (continued)

                                               2003         2002          2001
                                               ----         ----          ----
Statutory rates                                40.0%        40.0%         40.0%
   Tax exempt income                              -            -             -
   Nondeductible interest                         -            -             -
   Other, including effect of graduated
     rate brackets                              0.1         (3.3)         (6.0)
                                               ----         ----          ----
                                               40.1%        36.7%         34.0%
                                               ====         ====          ====

The primary components of deferred income taxes at December 31, were as follows:

                                                            2003          2002
                                                           ------        ------
                                                              (In thousands)
                                                           --------------------
Deferred tax assets
   Allowance for loan losses                               $1,123        $  856
                                                           ------        ------
      Deferred income tax assets                            1,123           856
                                                           ------        ------

Deferred tax liabilities
   Depreciation                                               202           159
   Unrealized gain on securities available-for-sale           115           248
                                                           ------        ------
      Deferred income tax liabilities                         317           407
                                                           ------        ------

      Net deferred income tax assets                       $  806        $  449
                                                           ======        ======

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

Following is an analysis of significant off-balance sheet financial instruments:

                                     2003           2002
                                    -------        -------
                                        (In thousands)
                                    ----------------------
Commitments to extend credit        $48,485        $34,748
Standby letters of credit               223            141
                                    -------        -------

                                    $48,708        $34,889
                                    =======        =======

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 12 - COMMITMENTS AND CONTINGENCIES (continued)

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank's credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

NOTE 13 - SUPPLEMENTAL CONSOLIDATED CASH FLOW INFORMATION

                                                                           2003                  2002                   2001
                                                                         --------              --------               --------
                                                                                        (Dollars in thousands)
                                                                         -----------------------------------------------------
Income taxes paid                                                        $  3,525              $  2,945               $      -
Interest paid                                                            $  5,428              $  6,013               $  5,444

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments, for those instruments for which the Bank's management believes estimated fair value does not by nature approximate the instruments' carrying amount, were as follows at December 31, 2003 and 2002 (in millions):

                                                             2003                       2002
                                                    ---------------------       ---------------------
                                                    Carrying        Fair        Carrying        Fair
                                                     Amount         Value        Amount         Value
                                                    --------       ------       --------       -------
Loans and loans held for sale, net                   $208.8        $212.2        $213.3        $214.9

Certificates of deposit                              $ 90.7        $ 91.1        $113.9        $113.8

Estimated fair value information of investment securities is presented in Note 2 of the financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 15 - OTHER EXPENSES

Other non-interest expenses were as follows:

                                         December 31,
                             ----------------------------------
                              2003          2002          2001
                             ------        ------        ------
                                   (Dollars in thousands)
                             ----------------------------------
Data processing              $  536        $  503        $  362
Legal and accounting            274           209           140
Printing and supplies           324           354           360
Advertising                     631           301           275
Telephone                       174           160           167
Outside services                336           218           338
Other                         1,793         1,616           980
                             ------        ------        ------

                             $4,068        $3,361        $2,622
                             ======        ======        ======

NOTE 16 - COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects for each of the years ended December 31, were as follows (in thousands):

                                                   December 31,
                                        ---------------------------------
                                        2003           2002          2001
                                        -----         -----         -----
Unrealized holding gains on
   available-for-sale securities        $(362)        $ 400         $ 392
Tax effect                                132          (162)         (133)
                                        -----         -----         -----

Net of tax amount                       $(230)        $ 238         $ 259
                                        =====         =====         =====

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 17 - CONDENSED FINANCIAL INFORMATION ON GEORGIA-CAROLINA BANCSHARES, INC. (PARENT COMPANY ONLY)

                             CONDENSED BALANCE SHEET
                           DECEMBER 31, 2003 AND 2002
                             (dollars in thousands)

                                                            2003          2002
                                                          -------        -------
ASSETS
   Cash                                                   $    43        $    25
   Investment in subsidiary                                22,750         17,760
   Other assets                                                16             10
   Deferred tax benefit                                       127            111
                                                          -------        -------

        TOTAL ASSETS                                      $22,936        $17,906
                                                          =======        =======

LIABILITIES
   Notes payable                                          $ 1,000        $ 1,000
   Other Liabilities                                           72             11

SHAREHOLDERS' EQUITY                                       21,864         16,895
                                                          -------        -------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $22,936        $17,906
                                                          =======        =======

                          CONDENSED STATEMENT OF INCOME
                     YEARS ENDED DECEMBER 31, 2003 AND 2002
                             (dollars in thousands)

                                                              2003            2002
                                                             -------         -------
INCOME, DIVIDENDS FROM SUBSIDIARY                            $     -         $    95
EXPENSES
   Director compensation                                         (84)            (37)
   Other                                                        (231)           (224)
                                                             -------         -------
        LOSS BEFORE INCOME TAX BENEFITS AND EQUITY IN
        UNDISTRIBUTED EARNINGS OF SUBSIDIARY                    (315)           (166)

INCOME TAX BENEFITS                                              127              98
                                                             -------         -------
        LOSS BEFORE EQUITY IN UNDISTRIBUTED
         EARNINGS OF SUBSIDIARY                                 (188)            (68)

        EQUITY IN UNDISTRIBUTED EARNINGS OF
         SUBSIDIARY                                            5,220           3,399
                                                             -------         -------

        NET INCOME                                           $ 5,032         $ 3,331
                                                             =======         =======

                        GEORGIA-CAROLINA BANCSHARES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                                DECEMBER 31, 2003

NOTE 17 - CONDENSED FINANCIAL INFORMATION ON GEORGIA-CAROLINA BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002
                             (dollars in thousands)

                                                                                  2003           2002
                                                                                -------         -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                   $ 5,032         $ 3,331
   Adjustments to reconcile net income to net cash
     provided by operating activities:
         Stock compensation                                                         103              37
         Equity in undistributed earnings of subsidiary                          (5,220)         (3,399)
         Other assets and liabilities                                                38               3
                                                                                -------         -------

               TOTAL ADJUSTMENTS                                                 (5,079)         (3,359)
                                                                                -------         -------

               NET CASH USED IN OPERATING ACTIVITIES                                (47)            (28)
                                                                                -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Cash used in additional investment in subsidiary
   bank                                                                               -               -
   Other                                                                              -               -
                                                                                -------         -------

               NET CASH USED IN INVESTING ACTIVITIES                                  -               -
                                                                                -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from borrowed funds                                                       -               -
   Proceeds from issuance of common stock, and exercise of stock options
                                                                                     65              44
                                                                                -------         -------

               NET CASH PROVIDED BY FINANCING
                 ACTIVITIES                                                          65              44
                                                                                -------         -------

NET CHANGE IN CASH                                                                   18              16

CASH AT BEGINNING OF YEAR                                                            25               9
                                                                                -------         -------

CASH AT END OF YEAR                                                             $    43         $    25
                                                                                =======         =======